SCHEDULE A

AdvisorShares Trust

Distribution Fees

Funds

Dent Tactical ETF

WCM/BNY Mellon Focused Growth ADR ETF

Accuvest Global Long Short ETF (formerly, Mars Hill Global Relative Value ETF)

Peritus High Yield ETF

Active Bear ETF

Cambria Global Tactical ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical Advantage ETF

TrimTabs Float Shrink ETF

Rockledge SectorSAM ETF

Accuvest Global Opportunities ETF

Global Echo ETF

STARTM Global Buy-Write ETF

QAM Equity Hedge ETF

AdvisorShares Global Alpha & Beta ETF

Distribution Fees

              Distribution Services…………………………….twenty-five basis points (.25%)

Calculation of Fees

              Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.